 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2006

RONCO CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27471	84-1148206
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

61 Moreland Road, Simi Valley, California 93065-1662
(Address of Principal Executive Offices)

(818) 775-4602
(Registrant's Telephone Number, including area code)

21344 Superior Street, Chatsworth CA 91311
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 21, 2006, the Board of Directors of Ronco Corporation (the “Company”) ratified an agreement executed by the Company and the holders of greater than 80% of the Company’s outstanding Series A Convertible Preferred Stock (the “Agreement”).

Pursuant to the terms of the Agreement, the Company and the holders of its Series A Convertible Preferred Stock agreed to amend and restate the Company’s Designation of Powers, Preferences and Rights of Series A Convertible Preferred Stock (the “Amended and Restated Designation”) to (i) allow for the issuance of Series A Convertible Preferred Stock at a price below $3.77 per share, (ii) allow the payment of the cumulative preferential dividends (the “Dividends”) on outstanding shares of Series A Convertible Preferred Stock as set forth in the Company’s Designation of Powers, Preferences and Rights of Series A Convertible Preferred Stock without regard to the Company’s previous failure to pay such Dividends and (iii) make certain other changes.

On June 30, 2005, in connection with the private sale of the Series A Convertible Preferred Stock, the Company and certain investors entered into a Registration Rights Agreement (the “Rights Agreement”) pursuant to which the Company agreed to file a registration statement with respect to the common stock into which the Series A Convertible Preferred Stock may be converted, and to cause such registration statement to be declared effective on or before October 28, 2005 (the “Registration Statement”). The Registration Statement was not effective by October 28, 2005, and the Company was therefore obligated to pay a cash penalty (pro rated for periods less than a month) equal to $500,000 (1% of the aggregate offering price of the preferred stock) per month until the Registration Statement is declared effective (the “Penalty”).

Pursuant to the terms of the Agreement, the Company and certain parties to the Rights Agreement agreed (i) to the deletion of Section 3(f) of the Rights Agreement, which governed the terms of the Penalty, in its entirety, (ii) the waiver of the accrued Penalty and (iii) that no additional Penalty shall accrue under the Rights Agreement regardless of when the Registration Statement is declared effective.

The holders of the Company’s Series A Convertible Preferred Stock also agreed that the payment of 0.153857 shares of Series A Convertible Preferred Stock for each share of Series A Convertible Preferred Stock held by such stockholder on the record date (the “Stock Dividend”) would satisfy in full the October 1, 2005, January 1, 2006 and April 1, 2006 Dividend payments that had previously not been made by the Company.

Richard F. Allen, Sr. owns Series A Convertible Preferred Stock and is a member of the Company’s Board of Directors. A. Emerson Martin, II and Gregg A. Mockenhaupt were members of the Company’s Board of Directors at the time the Agreement was delivered to the Company’s Series A Convertible Stockholders and are managing directors of Sanders Morris Harris, Inc., which is the beneficial owner of shares of the Company’s Series A Convertible Preferred Stock and a creditor of the Company.

Item 8.01. Other Events.

On July 21, 2006, the Board of Directors of the Company declared a dividend payable in shares of Series A Convertible Preferred Stock pursuant to the terms of the Agreement described above (the “Agreement Dividend”). Pursuant to the Agreement Dividend, each holder of the Company’s Series A Convertible Preferred Stock on July 26, 2006 (the “Record Date”) will be entitled to receive 0.153857 shares of Series A Convertible Preferred Stock for each share of Series A Convertible Preferred Stock held by such stockholder on the Record Date.

On July 21, 2006, the Board of Directors of the Company also declared a dividend payable in shares of Series A Convertible Preferred Stock to holders of its Series A Convertible Preferred Stock in satisfaction of the scheduled July 1, 2006 dividend payment provided for under the Company’s Amended and Restated Designation (the “July Dividend”). Pursuant to the July Dividend, each holder of the Company’s Series A Convertible Preferred Stock on the Record Date will be entitled to receive 0.020933 shares of Series A Convertible Preferred Stock for each share of Series A Convertible Preferred Stock held by such stockholder on the Record Date.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not Applicable.

(b) Pro Forma Financial Information.

Not Applicable.

(c) Shell Company Transactions.

Not Applicable.

(d) Exhibits.

 Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RONCO CORPORATION

Date: August 9, 2006	By:	/s/Richard F. Allen, Sr.
Richard F. Allen, Sr.
President and Chief Executive Officer